EXHIBIT 2.5.1.1



                SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER


         SECOND AMENDMENT, dated as of July 21, 1998, to Agreement and Plan of Merger, dated as of April 26, 1998, as amended on July 2, 1998 (the "Merger Agreement"), by and among MFS Acquisition Corp., a Delaware corporation ("Buyer"), Able Telcom Holding Corp., a Florida corporation ("Parent"), MFS Network Technologies, Inc., a Delaware corporation ("Seller"), and MFS Communications Company, Inc., a Delaware corporation ("MFS").

                                   WITNESSETH:

         WHEREAS, the parties hereto have entered into the Merger Agreement; and

         WHEREAS, in accordance with Section 18a of the Merger Agreement the parties hereto wish to amend certain provisions of the Merger Agreement as herein provided;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:

         1. Amendment to Section 17. Section 17c of the Merger Agreement is hereby amended by replacing the last sentence at the end thereof with the following:

         "If at any time during the period commencing on September 30, 1998 and continuing through the Registration Term Parent has failed to use its reasonable efforts to cause such registration statement to be so effective and available for resale by MFS (Parent not to be liable hereunder due to delays caused by the Securities and Exchange Commission requesting additional information or amendments), MFS shall have the right to receive cash in lieu of some or all of the Option in the amount equal to the aggregate "spread" for the shares as to which the Option is being exercised, as determined pursuant to Section 17b."

         2. Confirmation of the Merger Agreement. Except as set forth in this Amendment, the Merger Agreement is in all respects hereby ratified and confirmed and shall continue in full force and effect as amended hereby.

         3. Miscellaneous. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Amendment shall in all respects be construed in accordance with and governed by the laws of the State of Delaware and the United States of America, without regard to the principles of conflicts of laws thereof, and may only be enforced in the courts of the State



                                 Exhibit 2.5.1.1


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of Delaware,  or the United States  District Court for the District of Delaware,
the jurisdiction of which courts each party hereto hereby irrevocably subjects itself to.

         IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to be duly executed and delivered as of the date first above written.

MFS Network Technologies, Inc.
(f/k/a MFS Acquisition Corp.)                        Able Telcom Holding Corp.

By: /s/                                              By: /s/
   -----------------------------                        ------------------------
Name:    Gideon Taylor                               Name: Frazier L. Gaines
     ---------------------------                           ---------------------
Title:   President                                   Title: President and CEO
      --------------------------                           ---------------------


MFS Communications Company, Inc.

By: /s/
    ---------------------------
Name:  Frederick W. Weidinger
     --------------------------
Title: Vice President
      -------------------------